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                                                                     EXHIBIT 5.1

                              RIORDAN & McKINZIE
                        A Professional Law Corporation

                       695 TOWN CENTER DRIVE, SUITE 1500
                          COSTA MESA, CALIFORNIA 92626



                                 May 22, 1998


Data Processing Resources Corporation
4400 MacArthur Blvd., Suite 600
Newport Beach, California 92660

Ladies and Gentlemen:

          We have acted as counsel to Data Processing Resources Corporation, a California corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act"), of $115,000,000 aggregate principal amount of outstanding 5 1/4% Convertible Subordinated Notes due 2005 (the "Notes") of the Company and shares of Common Stock of the Company issuable upon conversion of the Notes (the "Conversion Shares") to be resold by certain selling securityholders. This opinion is delivered to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act in connection with the Registration Statement on Form S-3, including all pre-effective and post-effective amendments thereto (the "Registration Statement"), for the aforementioned sale, filed with the Securities and Exchange Commission (the "Commission") under the 1933 Act.

          In rendering the opinion set forth herein, we have made such investigations of fact and law, and examined such documents and instruments, or copies thereof established to our satisfaction to be true and correct copies thereof, as we have deemed necessary under the circumstances.

          Based upon the foregoing and such other examination of law and fact as we have deemed necessary, and in reliance thereon, we are of the opinion that,
(i) the Notes have been duly authorized and validly issued and are binding obligations of the Company, except as the enforcement thereof against the Company may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally or by general principles of equity (regardless of whether considered in a proceeding in equity or at law) and may be subject to the discretion of the court before which any proceeding therefor may be brought, and (ii) the Conversion Shares have been duly authorized, and when issued upon conversion of the Notes in accordance with the terms of the Indenture dated as of March 24, 1998 between the Company and State Street Bank and Trust Company of California, N.A., will be validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

                                           Very truly yours,

                                           /s/ Riordan & McKinzie